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                                                                    Exhibit 10.1


                                 THIRD AMENDMENT

         THIS THIRD AMENDMENT dated as of March 31, 1999 (this "Amendment") amends the Credit Agreement dated as of June 5, 1998 (the "Credit Agreement") among ROY F. WESTON, INC. (the "Company") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank"). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

         WHEREAS, the Company and the Bank have entered into the Credit Agreement; and

         WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1 Amendments. The Credit Agreement is hereby amended in accordance with Sections 1.1 through 1.5:

         1.1 Amendments to Definitions. Section 1.1 is amended by deleting the definition of "Loan Limit" therefrom and amending the definition of "Financial Letter of Credit" to read in its entirety as follows:

                  Financial Letter of Credit means any Letter of Credit determined by the Bank to be a "financial guaranty-type Standby Letter of Credit" as defined in footnote 13 to Appendix A to the Risk Based Capital Guidelines issued by the Comptroller of the Currency (or in any successor regulation, guideline or ruling by any applicable banking regulatory authority), excluding any Letter of Credit issued (x) on behalf of any Person issuing Bonds for the Company or any Subsidiary and (y) in connection with the issuance of such Bonds.


         1.2 Amendment to Section 2.1.1. Section 2.1.1 is amended to read in its entirety as follows:
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                  2.1.1. Commitment. The Bank agrees (a) to make loans to the
         Company on a revolving basis (each such loan, a "Loan") from time to time before the Termination Date in such amounts as the Company may request from time to time and (b) to issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Bank (each a "Letter of Credit"), at the request of and for the account of the Company from time to time before the Termination Date; provided that
         (i) the sum of the aggregate principal amount of all outstanding Loans plus the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the lesser of (x) the amount of the Commitment and (y) the Borrowing Base; (ii) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $7,500,000; and (iii) the sum of the aggregate principal amount of all outstanding Loans (other than Acquisition Loans) shall not at any time exceed $8,000,000.

         1.3 Amendment to Section 6.2.1. Section 6.2.1 is amended by deleting clause (b) therefrom.

         1.4 Amendment to Section 10.6.1. Section 10.6.1 is amended to read in its entirety as follows:

                  10.6.1. Cash On Hand. Not permit the combined amount of cash and Cash Equivalent Investments of the Company and the Guarantors contained in pledged accounts no. 6725001452, 6728014834 and 6728010516 maintained at Delaware Trust Capital Management, Wilmington, Delaware at any time to be less than $3,000,000.

         1.5 Amendment to EBITDA Ratio. Section 10.6.2 is amended to read in its entirety as follows:

                  (a) EBITDA Ratio. Not permit, as of the end of any Fiscal Quarter, the ratio of (a) the difference of (i) EBITDA for any period of four consecutive Fiscal Quarters minus (ii) Capital Expenditures for such period to (b) Interest Expense for such period to be less than 2.0 to 1.

         SECTION 2 Representations and Warranties. The Company represents and warrants to the Bank that (a) each warranty set forth in Section 9 of the Credit Agreement is true and correct as


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of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), (b) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement, as amended hereby (as so amended, the "Amended Credit Agreement"), (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action on the part of the Company, (iii) have received all necessary governmental approval and
(iv) do not and will not contravene or conflict with any provision of law or of the charter, by-laws or other organizational documents of the Company or any Subsidiary or of any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Company or any Subsidiary and
(c) the Amended Credit Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         SECTION 3 Effectiveness. The amendments set forth in Section 1 above shall become effective as of the date of this Amendment when the Bank shall have received (a) a counterpart of this Amendment signed by Company and (b) a confirmation in the form of Exhibit A signed by the Company and each Guarantor.

         SECTION 4 Miscellaneous.

         4.1 Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Amended Credit Agreement.

         4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.


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         4.3 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

         4.4 Successors and Assigns. This Amendment shall be binding upon the Company and the Bank and their respective successors and assigns and shall inure to the benefit of the Company and the Bank and the respective successors and assigns of the Bank.


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         Delivered at Chicago, Illinois, as of the day and year first above written.

                                             ROY F. WESTON, INC.


                                             By: s/William G. Mecaughey
                                                 --------------------------
                                             Title: Chief Financial Officer

                                             BANK OF AMERICA NATIONAL TRUST
                                             AND SAVINGS ASSOCIATION


                                             By: s/Edmund H. Lester
                                                 --------------------------
                                             Title: Senior Vice President


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